CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CLOSING OF $10 MILLION DOLLAR GENERAL PORTFOLIO ACQUISITION

NEW YORK, NY, November 10, 2011 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that it has closed on the acquisition of a portfolio of 20 free standing, single-story commercial buildings leased to discount retailer Dollar General (the “Dollar General Portfolio”).  The total purchase price for the Dollar General Portfolio was approximately $10 million, exclusive of customary closing costs.

The Dollar General Portfolio is comprised of 20 retail stores located in Missouri, Oklahoma and Arkansas totaling approximately 177,000 square feet with a weighted average remaining term of approximately 7.8 years.  Current annualized rents total approximately $949,000, or an average of approximately $5.36 per square foot.  The purchase price equates to a capitalization rate on current annualized rent of approximately 9.51%, or approximately $56.36 per square foot.

Each of the Dollar General tenants is wholly owned by Dollar General Corp., and all of the leases have been guaranteed by Dollar General Corp.  The Company funded the acquisition of these properties with proceeds from the recently completed secondary common share offering.

“The Dollar General portfolio is a great example of how we intend to grow our portfolio,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of the Company.  “We have a long relationship with Dollar General and think highly of their business model.  This acquisition demonstrates our ability to diversify the ARCP portfolio by acquiring high-quality properties with strong, credit tenants with vintage in-place rents and at valuations significantly below replacement cost.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.
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